Exhibit 10.1

April 11, 2013

Purdue Pharma L.P.

One Stamford Forum

201 Tresser Blvd.

Stamford, Connecticut 06901

Beacon Company

c/o Jonathan G. White, Esq.

Ogier House

The Esplanade

St. Helier, Jersey JE4 9WG

Channel Islands

Rosebay Medical Company L.P.

c/o North Bay Associates

14000 Quail Springs Parkway

Oklahoma City, Oklahoma 73134

Re:	Termination of Securities Purchase Agreement

Ladies and Gentlemen:

This letter agreement (this “Agreement”) confirms the agreement among Infinity Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Purdue Pharma L.P. (“Purdue”), Beacon Company (“Beacon”) and Rosebay Medical Company L.P. (“Rosebay” and, together with Purdue and Beacon, the “BRP Entities”) regarding the termination of the Securities Purchase Agreement dated as of July 17, 2012, as amended by that certain letter agreement dated as of April 9, 2013, among the Company and the BRP Entities (together, the “Purchase Agreement”), as set forth in greater detail below. Defined terms used herein but not otherwise defined herein shall have the meaning given to them in the Purchase Agreement.

WHEREAS, Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC (collectively, the “Underwriters”), the Company and the BRP Entities have entered into an underwriting agreement dated as of April 10, 2013 (the “Underwriting Agreement”), pursuant to which Beacon and Rosebay (together, the “Selling Stockholders”) have agreed to (1) sell to the Underwriters the Firm Shares (as defined in the Underwriting Agreement) and (2) sell to the Underwriters all or a part of the Additional Shares (as defined in the Underwriting Agreement) by giving written notice to the Selling Stockholders no later than 30 days after the date of the Underwriting Agreement;

WHEREAS, following the closing of the sale of all of the Firm Shares and all of the Additional Shares (together, the “Shares”) by the Selling Stockholders to the Underwriters pursuant to the Underwriting Agreement, the BRP Entities will no longer hold any of the New Shares or the Existing Shares; and

WHEREAS, the Company and the BRP Entities have agreed that, contingent upon the final closing of the sale by the Selling Stockholders to the Underwriters of all of the Shares that may be sold pursuant to the Underwriting Agreement, the Purchase Agreement will terminate pursuant to the terms set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the undersigned parties, the parties agree as follows:

1.	Termination of Purchase Agreement. Contingent upon the closing of the sale by the Selling Stockholders to the Underwriters of (1) all of the Firm Shares on the Closing Date (as defined in the Underwriting Agreement), and (2) all of the Additional Shares that may be sold pursuant to the Underwriting Agreement on one or more Option Closing Dates (as defined in the Underwriting Agreement), then on the Option Closing Date at which the Selling Stockholders sell and the Underwriters purchase the last of the Additional Shares that may be sold to the Underwriters by the Selling Stockholders pursuant to the Underwriting Agreement, the Purchase Agreement shall be terminated automatically in its entirety and shall be of no further force or effect with no further action required of the BRP Entities or the Company, provided that:

(a)	such termination shall not relieve any party from liability for any breach of the Purchase Agreement prior to such termination, and

(b)	the following Sections of the Purchase Agreement will survive the termination of the Purchase Agreement and shall remain in full force and effect as indicated as follows:

(i)	Section 4.3(e) (Registration Procedures) with respect to the expense allocation solely in connection with the offering contemplated by the Underwriting Agreement,

(ii)	Section 4.6 (Indemnification), which the parties confirm survives the termination of the Purchase Agreement pursuant to Section 4.6(e) thereof,

(iii)	Section 6(a) (Covenants and Additional Agreements - Obligations) solely with respect to the provisions of the Purchase Agreement that survive in accordance with Section 1 of this Agreement,

(iv)	Section 6(i) (Covenants and Additional Agreements - Agreement to Vote) but only for the Company’s annual 2013 stockholder meeting with respect solely to the New Shares and the Existing Shares held by the BRP Entities on or before the record date set with respect to such Company’s annual stockholder meeting to be held in 2013,

(v)	Section 9 (Interpretations; Definitions), as applicable, and

(vi)	the following miscellaneous provisions in Section 10: 10.1 (Severability), 10.2 (Specific Enforcement), 10.3 (Entire Agreement), 10.5 (Notices), 10.6 (Amendments), 10.7 (Successors and Assigns), 10.8 (Expenses and Remedies), 10.10 (Governing Law), 10.11 (Publicity), 10.12 (No Third Party Beneficiaries), and 10.13 (Consent to Jurisdiction).

For the avoidance of doubt, the Purchase Agreement is not being terminated pursuant to Section 8.1 of the Purchase Agreement.

2.	Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of law rules thereof. This Agreement contains the entire understanding and agreement of the parties hereto with respect to the particular subject matter hereof and supersedes all prior or contemporaneous agreements, understandings or discussions between the parties regarding such particular subject matter. This Agreement may not be amended or modified except by a written instrument signed by each of the parties hereto. This Agreement may be executed in multiple counterparts (including execution by facsimile or pdf), each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns. If any provision(s) of this Agreement are held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be impaired thereby, and such remaining provisions will continue to be valid, binding, and enforceable. In addition, the parties shall negotiate in good faith with a view to finding a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision. On and after the date hereof, each reference in the Purchase Agreement to “this Agreement”, “hereof”, “herein”, “herewith”, “hereunder” and words of similar import will, unless otherwise stated, be construed to refer to the Purchase Agreement as amended by this Agreement. No reference to this Agreement need be made in any instrument or document at any time referring to the Purchase Agreement and a reference to the Purchase Agreement in any such instrument or document shall be deemed to be a reference to the Purchase Agreement as amended hereby.

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Please confirm the agreement between the Company and BRP Entities to the foregoing by countersigning this Agreement in the space set forth below.

Very truly yours,

INFINITY PHARMACEUTICALS, INC.

By:	/s/ Lawrence E. Bloch
	Name:	Lawrence E. Bloch, M.D., J.D.
	Title:	EVP, Chief Financial Officer and Chief Business Officer

Acknowledged and agreed as of the date first set forth above:

PURDUE PHARMA L.P.

By:	Purdue Pharma Inc., its general partner

By:	/s/ Stuart D. Baker
Stuart D. Baker
Executive Vice President, Counsel to the Board

BEACON COMPANY

By:	/s/ Anthony M. Roncalli
Anthony M. Roncalli
Assistant Secretary

ROSEBAY MEDICAL COMPANY L.P.

By:	Rosebay Medical Company, Inc., its general partner

By:	/s/ Anthony M. Roncalli
Anthony M. Roncalli
Vice President

[Signature Page to Termination Agreement]